As filed with the Securities and Exchange Commission on May 23, 2019

Registration No. 333-196048

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-196048

UNDER

THE SECURITIES ACT OF 1933

PGT Innovations, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0634715
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1070 Technology Drive

North Venice, FL 34275

(Address of Principal Executive Offices) (Zip Code)

PGT, INC 2014 OMNIBUS EQUITY INCENTIVE PLAN

(Full title of the plan)

Sherri Baker

Senior Vice President and

Chief Financial Officer

1070 Technology Drive

North Venice, Florida 34275

(Name and address of agent for service)

(941) 480-1600

(Telephone number, including area code, of agent for service)

Copy to:

Joel T. May

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, Georgia 30309-3053

(404) 581-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) filed by PGT Innovations, Inc. (the “Company”) deregisters certain shares of common stock, par value $0.01 per share (“Common Stock”), of the Company originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 16, 2014 (No. 333-196048) (the “Registration Statement”) for offer or sale pursuant to the PGT, Inc. 2014 Omnibus Equity Incentive Plan (the “2014 Plan”). A total of 1,500,000 shares of Common Stock issuable under the 2014 Plan were initially registered for issuance under the Registration Statement. As of the date hereof, a total of 199,456 of those previously registered shares of Common Stock remain available for issuance under the 2014 Plan.

On May 22, 2019, the stockholders of the Company approved the PGT Innovations, Inc. 2019 Equity and Incentive Compensation Plan (the “2019 Plan”) and authorized a total of 1,550,000 shares of Common Stock for issuance under the Plan (the “Plan Shares”). The Plan Shares include 199,456 shares of Common Stock that remained available for issuance under the 2014 Plan. The Company has registered the Plan Shares pursuant to a new registration statement on Form S-8 filed concurrently with the filing of this Post-Effective Amendment.

In accordance with the undertaking contained in the Registration Statement pursuant to Item 512 of Regulation S-K, the Company is filing this Post-Effective Amendment in order to deregister the 199,456 shares of Common Stock that remain available for issuance under the 2014 Plan as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Venice, State of Florida, on May 23, 2019.

PGT INNOVATIONS, INC.

By:	/s/ Sherri Baker
Sherri Baker
Senior Vice President and Chief Financial Officer

In reliance upon Rule 478(a)(4) under the Securities Act, no other person is required to sign this Post-Effective Amendment.